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                                                                EXHIBIT 10.15

                            GARDNER DENVER, INC.
               EXECUTIVE RETIREMENT PLANNING PROGRAM SERVICES


         On May 5, 2003, the Management Development Compensation Committee of the Gardner Denver, Inc. Board of Directors approved the following tax retirement planning program services for executive officers of Gardner Denver, Inc.

o  Within 12 months of retirement

o  Data Collection

o  Familiarization of company plans specifically applicable to retiree

o Determination of most tax efficient manner to draw down both qualified and non-qualified company and non-company plans

o Determine adequacy of retirement cash flow including recommendations for maximizing same

o Assistance with determining proper elections with respect to any company benefit plan at retirement

o  Stock option planning

o  Fees $8,500 - $15,000 based on today's billing rates